Exhibit 3.4

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

ARTICLES OF AMENDMENT

Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation, (the “Corporation”), hereby certifies to the State Department of Assessment and Taxation of Maryland (the “Department”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the existing definition of “Roll-Up Transaction” in Article IV of the Charter in its entirety and substituting in lieu thereof the following definition to read as follows:

“Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:

(a) a transaction involving securities of the Corporation that have been Listed for at least twelve months; or

(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i) voting rights of the holders of Common Shares;
(ii) the term of existence of the Corporation;
(iii) Sponsor or Advisor compensation; or
(iv) the Corporation’s investment objectives.”

SECOND: The Charter is hereby further amended by deleting the phrase “Until such time as the Common Shares are Listed” in its entirety from the first lead-in sentence to Section 9.2 so that, as revised, the lead-in sentence to Section 9.2 reads as follows:

“Section 9.2    Certain Permitted Investments. The following provisions shall apply:”

THIRD: The Charter is hereby further amended by deleting the phrase “and until such time as the Common Shares are Listed,” in its entirety from the first lead-in sentence to Section 9.3 so that, as revised, the lead-in sentence to Section 9.3 reads as follows:

“Section 9.3    Investment Limitations.    In addition to other investment restrictions imposed by the Board from time to time, consistent with the Corporation’s objective of qualifying as a REIT, the following shall apply to the Corporation’s investments:”

FOURTH: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested by its Assistant Secretary on this 2nd day of August, 2017.

ATTEST:		COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
/s/ Bianca Martinez	By:	/s/ Glenn J. Rufrano	(SEAL)
Name: Bianca Martinez		Name: Glenn J. Rufrano
Title: Assistant Secretary		Title: Chief Executive Officer and President